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
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|          FORM 3           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
                                                                                                       | OMB Number:     3235-0104 |
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         | Expires: January 31, 2005 |
                                                                                                       | Estimated average burden  |
                                     Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
                                      Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
                                             Company Act of 1935 or Section 30(h) of the
(Print or Type Responses)                          Investment Company Act of 1940
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| 1. Name and Address of               | 2. Date of Event     | 4. Issuer Name and Ticker or          | 6. If Amendment,           |
|    Reporting Person*                 |    Requiring         |    Trading Symbol                     |    Date of Original        |
|                                      |    Statement         |                                       |    (Month/Day/Year)        |
|   Henry N. Nassau                    |    (Month/Day/Year)  |                                       |                            |
|                                      |                      |   Capital Trust, Inc. (CT)            |                            |
----------------------------------------    4/29/03           -----------------------------------------                            |
|   (Last)      (First)    (Middle)    -----------------------| 5. Relationship of Reporting Person(s)------------------------------
|   c/o Internet Capital Group, Inc.   |  3. IRS              |     to Issuer (Check all applicable)  | 7. Individual or           |
|   600 Building                       |     Identification   |                                       |    Joint/Group Filing      |
|   435 Devon Park Drive               |     Number of        |    |x| Director        |_| 10% Owner  |    (Check Applicable Line) |
|                                      |     Reporting Person,|    |_| Officer         |_| Other      |                            |
----------------------------------------     if an entity     |        (give               (specify   | |x| Form filed by          |
|               (Street)               |     (voluntary)      |         title               below)    |     One Reporting Person   |
|                                      |                      |         below)                        |                            |
|   Wayne, PA  19087                   |                      |                                       | |_| Form filed by More than|
|                                      |                      |                                       |     One Reporting Person   |
|                                      |                      |                                       |                            |
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|      (City)      (State)      (Zip)  |                    Table I -- Non-Derivative Securities Beneficially Owned                |
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| 1. Title of Security                           | 2. Amount of Securities | 3. Ownership Form: | 4. Nature of Indirect Beneficial |
|    (Instr. 4)                                  |    Beneficially Owned   |    Direct (D) or   |    Ownership (Instr. 5)          |
|                                                |    (Instr. 4)           |    Indirect (I)    |                                  |
|                                                |                         |    (Instr. 5)      |                                  |
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|                                                |                         |                    |                                  |
|  Class  A Common Stock                         |         -0-             |                    |                                  |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
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
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| FORM 3 (continued)                         Table II -- Derivative Securities Beneficially Owned                                  |
|                                       (e.g., puts, calls, warrants, options, convertible securities)                             |
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| 1. Title of          | 2. Date Exercisable    | 3. Title and Amount of Securities | 4. Conver-    | 5. Owner-     | 6. Nature    |
|    Derivative        |    and Expiration Date |    Underlying Derivative Security |    sion or    |    ship       |    of        |
|    Security          |    (Month/Day/Year)    |    (Instr. 4)                     |    Exercise   |    Form of    |    Indirect  |
|    (Instr. 4)        --------------------------------------------------------------    Price of   |    Derivative |    Bene-     |
|                      | Date      | Expira-    |                      | Amount     |    Derivative |    Security:  |    ficial    |
|                      | Exer-     | tion       |                      | or         |    Security   |    Direct     |    Ownership |
|                      | cisable   | Date       |         Title        | Number     |               |    (D) or     |    (Instr.   |
|                      |           |            |                      | of         |               |    Indirect   |     5)       |
|                      |           |            |                      | Shares     |               |    (I)        |              |
|                      |           |            |                      |            |               |    (Instr. 5) |              |
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|                      |           |            |                      |            |               |               |              |
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Explanation of Responses:
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|
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|                                                                      /s/ Henry N. Nassau                        April 29, 2003
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).                                           Henry N. Nassau
|
Note:  File three copies of this Form, one of which must be
       manually signed. If space is insufficient, See
       Instruction 6 for procedure.
|
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